Exhibit 5.1

Frascona, Joiner, Goodman and Greenstein, P.C.

Oliver E. Frascona (1947-2014) Jonathan A. Goodman Gregg A. Greenstein Cinthia M. Manzano Jonathan H. Sargent Michael A. Smeenk Jordan C. May Britney Beall-Eder Zachary A. Grey	Attorneys at Law A Professional Corporation 4750 Table Mesa Drive, Boulder, Colorado 80305-5541 Telephone (303) 494-3000 Facsimile (303) 494-6309 www.frascona.com andrew@frascona.com	of Counsel Gary S. Joiner G. Roger Bock Karen J. Radakovich Jesse H. Witt Elizabeth S. Marcus Benjamin J. Daniels Jeffrey M. Glotzer

August 30, 2021 Liberty Star Uranium & Metals Corp. 2 E Congress St., Ste. 900 Tucson, AZ 85701		Harmon W. Zuckerman C. Andrew Meyer Brittaney D. McGinnis Phillip M. Khalife Caroline B. Veltri Ekaterina Kamenetsky Andrew B. Pipes

Re: Registration on Form S-1

Ladies and Gentlemen,

We have acted as counsel to Liberty Star Uranium & Metals Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale of 1,600,000 shares of the Company’s common stock, par value $0.00001 (the “Registered Shares”), by the Company, which are issuable pursuant to that certain common stock purchase agreement between the Company and the investor identified therein, dated August 20, 2021 (the “CSPA”), or upon the exercise of that certain common stock purchase warrant between the Company and the investor identified therein, dated August 20, 2021 (the “CSPW”).

In connection with this opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including, without limitation, the following: (i) the Articles of Incorporation, as amended; (ii) the Bylaws, as amended; (iii) the Registration Statement; and (iv) applicable resolutions of the Company’s Board of Directors along with other documents stated in the attached Exhibit A. As to questions of factual matters material to this opinion, we have relied on, to the extent we have deemed such reliance appropriate, without investigation, certificated and other communications from public officials and others as well as from directors, officers, and employees of, and accountants for, the Company and on the representations and warranties of the Company.

Our opinion is based solely on our current actual knowledge obtained during the course of our representation of the Company in connection with the Registration Statement.

In rendering this opinion, we have assumed the genuineness and the authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified electronic or photocopies; the authenticity of the originals of such latter documents; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Frascona, Joiner, Goodman and Greenstein, P.C.

August 30, 2021

We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. This opinion is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

For purposes of this opinion, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the entirety of the Shares, the total number of shares of common stock together with the total number of shares of common stock reserved for issuance upon the exercise, exchange or conversation, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized shares of common stock under the Company’s Articles of Incorporation, as amended and then in effect, and that par value of $0.00001 per share for the Shares has been paid when such common stock is so issued. Additionally, we also assume that the Shares will be fully paid upon issuance, in accordance with the CSPA or CSPW, as appliable.

Based upon the foregoing, it is our opinion that (i) the Shares, when issued and sold in accordance with the CSPA, will be legally issued, fully paid, and nonassessable; and (ii) the Shares, when issued and sold in accordance with the CSPW, will be duly authorized, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus, which forms part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely yours,

Frascona, Joiner, Goodman and Greenstein, P.C.

By:	/s/ Frascona, Joiner, Goodman & Greenstein, P.C.

EXHIBIT A

TO OPINION LETTER

CERTAIN REVIEWED DOCUMENTS

Capitalized terms used but not defined in this Exhibit B have the meaning defined for such terms in the Opinion Letter.

1. The Company’s Articles of Incorporation, filed with the Nevada Secretary of State, dated August 20, 2001 (the “AOI”).

2. The Company’s Amended Bylaws, certified by the Company’s President on June 12, 2020 (the “Bylaws”).

3. The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

4. The Investment Agreement.

5. The Common Stock Purchase Warrant agreement, dated August 20, 2021, between Triton and the Company (the “CSPW”).

6. Actions by written consent of the Company’s Board of Directors relating to the adoption, approval, authorization or ratification of (a) the Bylaws, (b) the filing of the Registration Statement, and (c) the Investment Agreement and the CSPW, including the reservation of the Shares for sale and issuance pursuant to the Investment Agreement and the CSPW.

7. The Opinion Certificate.